                                                                     EXHIBIT 3.9

                       EQUITY RESIDENTIAL PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                SECOND AMENDED AND RESTATED DECLARATION OF TRUST


             EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust, having its principal office in Chicago, Illinois (hereinafter called the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "MSDAT") that:

             FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Sections 5.3 and 5.4 of the Second Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust"), the Board of Trustees has duly divided and classified 100,000 preferred shares of beneficial interest, par value $.01 per share, of the Trust (the "Unclassified Preferred Shares") into additional preferred shares of beneficial interest of a series heretofore designated as "8.375% Series M-2 Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (Liquidation Preference $50.00 Per Share)" of the Trust (the "Series M-2 Preferred Shares") and has provided for the issuance of such additional shares of such series.

             SECOND: The reclassification increases the number of shares classified as the Series M-2 Preferred Shares from 500,000 shares immediately prior to the reclassification to 600,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as the Unclassified Preferred Shares from 75,218,361 shares immediately prior to the reclassification to 75,118,361 shares immediately after the reclassification.

             THIRD: The terms of the Series M-2 Preferred Shares (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article First of the Articles Supplementary to the Declaration of Trust (dated May 1, 2000 and filed with the MSDAT on May 3,
2000) and remain unchanged by these Articles Supplementary.

                               SIGNATURE PAGE FOR


                             ARTICLES SUPPLEMENTARY
                                     TO THE
                SECOND AMENDED AND RESTATED DECLARATION OF TRUST



             IN WITNESS WHEREOF, EQUITY RESIDENTIAL PROPERTIES TRUST has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Secretary on December 8, 2000.

WITNESS:                       EQUITY RESIDENTIAL PROPERTIES TRUST



/s/ Bruce C. Strohm            By: /s/ David J. Neithercut
-------------------            ---------------------------
Bruce C. Strohm, Secretary     David J. Neithercut, Executive Vice President and
                               Chief Financial Officer


             THE UNDERSIGNED, Executive Vice President of EQUITY RESIDENTIAL PROPERTIES TRUST, who executed on behalf of the Trust Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the corporate act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                   /s/ David J. Neithercut
                                   -----------------------
                                   David J. Neithercut, Executive Vice President and Chief Financial Officer